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                                                                    EXHIBIT 4.26

                                CONTRACT SUMMARY

Part I - Key Particulars

Project: Phase 4, Gusu Industrial Estate, Xixiang, Baoan, Shenzhen, PRC

Parties: (1)      Namtai Electronic (Shenzhen) Co Ltd ("THE EMPLOYER"), a
                  company incorporated under the laws of the PRC; and

         (2) Takasago Thermal Engineering (Hong Kong) Co Ltd ("THE MAIN CONTRACTOR"), a company incorporated under the laws of the HKSAR.

Date of Contract:           28 October 2003

Contract Sum:               RMB124,400,000.00

Contract Commencement Date: 23 September 2003

Contract Completion Date:   11 October 2004

Architect:                  David S K Au & Associates Ltd

Quantity Surveyor:          Levett & Bailey Chartered Quantity Surveyors Ltd

Part II - Material Terms

The followings are the material terms of the subject contract in relation to the rights and obligations of the parties: -

(1) The Employer and the Contractor entered into the contract under which the Employer engaged the Contractor to carry out the construction of the factory premises ("THE WORKS") for Phase 4, Gusu Industrial Estate, Xixiang, Baoan, Shenzhen, PRC, the details and specifications of which are set out in the contract documents attached to the contract, and the Contractor agrees to carry out the Works in accordance with the general conditions of the contract ("GCC").

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(2)      The Main Contractor is obliged to carry out, take full responsibility for the care of, and complete the Works as required in (1) above to the reasonable satisfaction of the Architect in every respect (GCC-1), and the Main Contractor has a duty to comply with the instructions issued by the Architect in accordance with the provisions of the contract. (GCC-2)

(3) The Main Contractor is under a duty to comply with and give notices required by any legislation or ordinance of the government of the PRC, the local authorities or any statutory undertaker which has jurisdiction with regard to the Works or with whose systems the same are connected. The Main Contractor is also responsible for obtaining all necessary permits from the said government and authorities for the commencement and the completion of the Works, and the fees and tax liabilities to be incurred therefor. (GCC-4)

(4) The Architect may issue instructions requiring a variation of the Works. All variations required by the Architect shall be measured and valued by the Quantity Surveyor in accordance with the provisions of the contract. (GCC-11)

(5) When in the opinion of the Architect the Works are practically completed, he shall issue a certificate of practical completion. Any defects or other faults which shall appear within 24 months of practical completion which are due to materials or workmanship not in accordance with the contract, shall be specified by the Architect in a schedule of defects, and the Main Contractor shall make good the defects in the said schedule within a reasonable time at his own cost. (GCC-15)

(6) The Main Contractor shall be liable for, and shall indemnify the Employer against, any expense, liability, loss, claim or proceedings in respect of personal injury to or the death of any person arising out of or in the course of or caused by the carrying out of the Works, unless the death or injury is caused by the Employer or any person for whom the Employer is responsible. (GCC-18)

(7) The Main Contractor shall be liable for, and shall indemnify the Employer against, any expense, liability, loss, claim or proceedings in respect of any damage to property in so far as such damage arises out of or in the course of or by reason of the carrying out of the Works, and provided that the same is due to any negligence, omission or default of the Main Contractor, his servants or agents or of any sub-contractor, his servants or agents. (GCC- 18)

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(8)      The Main Contractor shall maintain contractor's all risk insurance under which the Main Contractor shall insure against, amongst other things, loss or damage by fire, lighting, typhoon, flood, earthquake, aircraft or other devices or articles dropped therefrom, and riot. The Main Contractor shall also maintain third party insurance under which the Main Contractor shall insure against, amongst other things, liability in respect of personal injuries or deaths, and of injury or damage to property arising out of or in the course of or caused by the carrying out of the Works. (GCC-19 and 20)

(9) If the Main Contractor fails to complete the Works by the contract completion date or within any extended time under the provisions of the contract, the Main Contractor shall pay the Employer RMB41,000.00 per day as liquidated damages for the period of delay. (GCC-22)

(10) If in the opinion of the Architect the completion of the Works is likely to be delayed beyond the contract completion date by reason of, for example, force majeure, fire, lighting, explosion, flood, earthquake, aircraft or other devices or articles dropped therefrom, riot or civil commotion, and Architect's instructions issued under GCC-11, then the Architect shall estimate the length of the delay and make a fair and reasonable extension of time for completion of the Works. (GCC-23)

(11) If the Architect is of the opinion that the Main Contractor has been involved in direct loss and/or expense for which he would not be reimbursed by a payment made under any other provision in the contract by reason of the regular progress of the Works having been materially affected by, for example, the Main Contractor not having received in due time necessary instructions, drawings, details or levels from the Architect for which he specifically applied, the opening up for inspection of any work covered up or the testing of any of the work, materials or goods, then the Architect or the Quantity Surveyor shall ascertain the amount of such loss and/or expense which shall be added to the contract sum. (GCC-24)

(12) If the Main Contractor shall make default of its obligation under the contract, then the Architect may give him a notice specifying the default, and if the Main Contractor either shall continue such default for fourteen days after receipt of such notice or shall at any time thereafter repeat such default, then the Employer may within seven days after the expiry of the said fourteen day period determine the employment of the Main Contractor. (GCC-25)

(13) Unless the Employer has been in repudiatory breach of the contract or any of the events as stated in GCC-26(2) has occurred, the Main Contractor is not entitled to determine its employment under the contract unless with the

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         consent of the Employer. The events as stated in GCC-26(2) include the
         Employer having failed to pay the Main Contractor the amount due on any certificate within 28 days upon presentation of the same, the Employer having interfered with the issue of any certificate due under the contract, the carrying out of the whole or substantially the whole of the uncompleted works is suspended for a continuous period of 3 months by reason of force majeure, and the Main Contractor not having received in due time necessary instructions, drawings, details or levels from the Architect. (GCC-26)

(14) The Architect shall not nominate any person as a nominated sub-contractor against whom the Main Contractor objects with reason or who will not enter into a sub-contract which provides, inter alia, that the nominated sub-contractor shall carry out and complete the sub-contract works in every respect to the reasonable satisfaction of the Main Contractor and of the Architect, and in conformity with all the reasonable directions and requirements of the Main Contractor, and that the nominated sub-contractor shall observe, perform and comply with all the provisions of the contract. The nominated sub-contractor shall be deemed to be a sub-contractor of the Main Contractor, and the nominated sub-contract works shall form part of the Works. The Main Contractor shall enter into a sub-contract with the nominated sub-contractor specifying the quality, quantities, construction period and management matters in respect of the nominated sub-contract works. The Architect shall include the value of the works by a nominated sub-contractor in the calculation of the amount as stated due in any certificate to be issued to the Main Contractor. The sum representing the value of the said works shall be paid by the Main Contractor to the nominated sub-contractor within 14 days of receiving payment from the Employer less any retention money, any sum to which the Main Contractor may be entitled in respect of delay in completion of the nominated sub-contract works, and payment made previously. (GCC-27)

(15) The Architect shall not nominate any person as a nominated supplier who will not enter into a contract of sale which provides, inter alia, that the materials to be supplied shall be to the reasonable satisfaction of the Architect, that the nominated supplier shall make good by replacement any defects in the materials which appear within the maintenance period as is mentioned in the supply contract, and that delivery of the materials shall be commenced and completed at such times as the Main Contractor may reasonably direct. The nominated sub-contractor shall be deemed to be a supplier of the Main Contractor, and the materials supplied by the nominated supplier shall form part of the Works. The Main Contractor shall enter into a supply contract with the nominated sub-contractor specifying the quality, quantities, delivery period, management and installation matters. The Main Contractor shall include in the interim payment applications the

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         applications for payment in respect of the materials supplied by the nominated supplier. The Main Contractor shall pay nominated supplier within 14 days of receiving payment from the Employer or within the period specified in the supply contract. (GCC-28)

(16) The Architect shall issue an interim payment certificate on a monthly basis stating the amount due to the Main Contractor from the Employer. Upon the issuing of the interim payment certificate, the Main Contractor shall be entitled to payment therefor within 28 days. The Employer may retain 10% of the total value of the works as retention money provided that the sum so retained shall not exceed the limit of RMB 5,390,000.00 or the limit as reduced according to the provisions of the contract. The Employer's interest in the retention money shall be fiduciary as trustee for the Main Contractor. Unless the Employer is entitled under the provisions of the contract to deduct the retention money by reason of, for example, the Main Contractor having failed to rectify the defects of the Works, the Employer is obliged to release the retention money in accordance with the provisions of the contract. On the issue of the certificate of practical completion, the Employer shall release to the Main Contractor half of the retention money. On the expiration of the 24 months defects liability period or the issuing of the certificate of completion of making good defects, whichever is later, the Employer shall release the balance of the retention money. (GCC-30)

(17) The Main Contractor shall obtain a guarantee of an insurance company or bank to be jointly and severally bound with the Main Contractor in favour of the Employer in a sum of RMB11,190,000.00 for the due performance of the contract on the part of the Main Contractor. (GCC-31)

(18) If during the currency of the contract there shall be an outbreak of hostilities (whether war is declared or not) in which any city of the PRC shall be involved on a scale involving the general mobilisation of the armed forces of the PRC, then either the Employer or the Main Contractor may determine the employment of the contract. (GCC-32)

(19) In case of any dispute or difference shall arise between the Employer or the Architect on his behalf and the Main Contractor, either during the progress or after the completion or abandonment of the Works, as to the construction of the contract or as to any matter arising thereunder, then such dispute or difference shall be referred to and determined by arbitration at Hong Kong International Arbitration Centre and in accordance with the arbitration rules of the United Nations Commission on International Trade Law. (GCC-35)